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CORPORATE INVESTOR RELATIONS
5333 15th Ave. South, Seattle, WA 98108	CONTACT: Donald A. Nunemaker
(206) 762-0993	Chief Operating Officer
www.stockvalues.com	(415) 331-5281

NEWS RELEASE

WILLIS LEASE FINANCE CLOSES NEW, INCREASED WAREHOUSE CREDIT FACILITY AND
ANNOUNCES PARTNERS FOR PLANNED SECURITIZATION

SAUSALITO, CA—September 17, 2002—Willis Lease Finance Corporation (Nasdaq: WLFC) and its affiliates announced today that it has closed an agreement for a $200 million revolving warehouse credit facility with a bank group including Barclays Bank PLC (NYSE:BCS) and Fortis Bank (Nederland) N.V. This new credit facility replaces an existing $190 million facility, due to expire in February 2003. With the closing of this agreement, UBS Warburg will become the structuring and placement agent for the company's planned asset backed securitization of a portion of its lease portfolio.

"More than half of our lease revenues are generated in Europe and we are very pleased to have such a prestigious group of European financial institutions working with us to fund our enterprise," said Charles F. Willis, President and CEO. "We believe this new financing partnership signals a growing confidence in our business model, in spite of the difficult conditions currently impacting the aviation industry. Our engine portfolio has more than quadrupled to $501 million in the past five years and our utilization rate has been slowly rebounding from the lows we experienced following 9/11."

In conjunction with the change in banking relationships, the company will take a charge of approximately $0.8 million in the third quarter for legal and banking fees, the majority of which represents non-cash items relating to the unamortized portion of previously capitalized expenses under the old credit facility.

The new one-year revolving warehouse credit facility is immediately available to Willis Engine Funding LLC, a newly created special purpose entity and wholly-owned subsidiary of WLFC. This and other borrowing facilities support the company and its subsidiaries in financing the acquisition of jet aircraft engines and other aviation equipment for its lease portfolio.

Asset backed securities (ABS) allow companies to obtain financing by packaging and selling notes backed by income producing assets into the secondary market. UBS Warburg will be the structuring and placement agent for the company's planned ABS transaction. Barclays Capital and Fortis Bank will be co-lead managers along with UBS Warburg. "Because jet aircraft engines are a new asset class, the process requires an investment banking team dedicated to investing the time and effort necessary to inform targeted members of the investment community of the benefits and risks associated with it," said Monica J. Burke, CFO. "Having this team of highly regarded investment bankers puts us in a great position to be able to capitalize on the benefits of an ABS transaction given favorable market conditions."

In August, WLFC reported second quarter 2002 pre-tax earnings before gain (or loss) on sale transactions of $1.1 million compared to $775,000 in the first quarter of 2002. Net income was $577,000, or $0.07 per diluted share, during the second quarter of 2002, and $1.5 million, or $0.17 per diluted share, for the first half of 2002. The company earned $2.4 million, or $0.27 per diluted share, in the second quarter of 2001, and $4.7 million, or $0.53 per diluted share, in the first half of 2001.

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WLFC Closes New Warehouse Credit Facility
September 17, 2002
Page Two

About Barclays Bank PLC

Barclays is a UK-based financial services group engaged primarily in banking, investment banking and investment management. In terms of assets employed, Barclays is one of the largest financial services groups in the United Kingdom. The Barclays Group also operates in many other countries around the world and is a leading provider of coordinated global services to multinational corporations and financial institutions in the world's main financial centers. Barclays has been involved in banking for over 300 years and operates in over 60 countries. The Barclays Group staff numbered 78,400 worldwide at June 30, 2002.

About Fortis Bank (Nederland) N.V.

Fortis is an international financial services provider active in the fields of insurance, banking and investment. With a market capitalization of €37.7 billion and some 69,000 employees, Fortis ranks among the twenty largest financial institutions in Europe. In 2001 net operating profit amounted to €2,267 million and at year-end total assets came to €483 billion.

About UBS Warburg

UBS Warburg is the investment banking division of UBS AG (NYSE: UBS), one of the largest financial services firms in the world with 70,000 employees in more than 40 countries. UBS Warburg is a leader in equities, corporate finance, M&A advisory and financing, financial structuring, fixed income issuance and trading foreign exchange, derivatives and risk management. UBS Warburg is one of four business groups of UBS along with UBS PaineWebber, UBS Global Asset Management and UBS Switzerland.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines, rotable parts and aircraft to commercial airlines, aircraft engine manufacturers and overhaul/repair facilities. These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. Do not unduly rely on forward-looking statements. They give the Company's expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation to update them to reflect changes that occur after that date. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the Company's ability to introduce a new class of assets to the ABS market and the interest of the investment community in such securities, the long-term effects of the September 11th terrorist attack on the airline industry and the world economy, and the industry's ability to recover therefrom, maintaining supplier and customer relationships, the effect of changing economic conditions, trends in the airline industry, including lease durations, risks associated with refurbishing and providing jet engines and aircraft, the ability of the Company to successfully negotiate equipment purchases and to remarket or re-lease engines and component packages in a timely manner, changes in accounting guidelines, the ability to collect outstanding revenue commitments, the ability to control costs and expenses, changes in interest rate levels, availability of capital to the Company, the ability of partners to fund commitments to the Company, the valuation of engines in the secondary market and the ability of the company to profitably complete engine transactions, and other risks detailed in the Company's Report on Form 10-K and continuing reports filed with the Securities and Exchange Commission.

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Transmitted on BusinessWire on September 17, 2002 at 11:36 a.m. PDT

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WILLIS LEASE FINANCE CLOSES NEW, INCREASED WAREHOUSE CREDIT FACILITY AND ANNOUNCES PARTNERS FOR PLANNED SECURITIZATION